Exhibit 10.1
2006 Leadership Performance Incentive Plan
For Employees in Tiers 1 and 2
Purpose of the Plan
The purpose of the Leadership Performance Incentive Plan (the “Plan”) is to reward the contributions of eligible employees of Advanced Energy Industries, Inc. and its subsidiaries (the “Company”) for the successful accomplishment of specific Company objectives.
Annual performance objectives have been established for 2006 based on the Company’s three-year Company objectives. The key metrics translate the business strategy into defined targets against which actual results are measured. At the end of the plan year, the Board and executive leadership evaluate Company performance in relation to the performance objectives in order to determine the size of the Company bonus pool. A more detailed description of how the pool, if any, is determined is provided under “Company Bonus Pool Funding.”
Plan Term
The Plan is in effect from January 1, 2006 to December 31, 2006.
Eligibility
All regular, full-time and part-time employees of the Company in tiers 1 and 2 who are not covered by any other bonus plan (excluding the sales incentive plan) are eligible to participate in the Plan. To be eligible for payment, eligible employees must sign and return a copy of the Plan thereby accepting the terms of the Plan.
Notwithstanding anything in this Plan to the contrary, an individual shall not be eligible to participate in the Plan if such individual (a) performs services for the Company and is classified or paid as an independent contractor by the Company or (b) performs services for the Company pursuant to an agreement between the Company and any other person or entity including an employee leasing organization.
To be eligible for the bonus payment, an employee must be employed in the eligible role as of October 1, 2006, must have a satisfactory year-end performance rating (meets expectations or better), and must be employed and continue to be employed and provide the services required of their position through the bonus payment date. Bonuses, if any, for participants who become eligible after the beginning of the Plan term (promoted, hired, rehired or converted from a non-employee status) will be eligible for prorated bonus payments.
A condition precedent to earning any bonus or prorated portion thereof is continuous active employment through the date such bonus is paid. As such, participants must be actively employed by the Company on the date bonuses are paid in order to earn a bonus. An employee whose employment is terminated, either voluntarily or involuntarily, prior to the scheduled payout will not earn or be eligible to receive any payment.
Company Bonus Pool Funding
The size of the bonus pool will vary based on actual financial performance of the Company. No bonus pool will accrue if revenues and post-bonus operating income do not exceed a specified threshold set by the Board. The bonus pool is funded as a percentage of Operating Income. If required revenue and post-bonus operating income levels are met, the bonus pool will be equivalent to 10% of pre-bonus operating income. The bonus pool, if any, funds both the Leadership Performance Incentive Plan and the Employee Performance Incentive Plan.

Individual Award Calculation
Individual performance objectives are established during the annual Performance Management process and are linked to the Company level objectives. Company level objectives may be modified throughout the year in the sole discretion of the Board of Directors as necessary. At the end of the Plan year, the manager evaluates the employee’s performance in relation to his or her objectives in order to determine the size of the bonus award, if any. The performance rating determines the individual modifier described below.
Target bonus awards are calculated as a percentage of the participant’s year-end annualized base salary. The 2006 target percentages based on Annual Operating Plan (“AOP”) performance levels vary by tier level, and are as follows:

2006 Annual
Tier Level	Target at AOP
1 — CEO	39%
1 — EVP	28%
2	17%
A participant’s actual bonus award may vary above or below the targeted level based on the supervisor’s evaluation of his or her performance in relation to their predetermined objectives. Each participant may receive from 0% up to 150% of his or her target bonus amount. A modifier of 150% is considered exceptional and is most unlikely to be earned regularly by any individual. However, the total of all bonus awards given within each business unit must total no more than 100% of the total bonus pool dollars allocated to that business unit.

Performance	Individual
Rating	Modifier
5	1.50
4	1.25
3	1.00
2	0
1	0
Sample Calculation at 95% Funding:
Bonus Amount = (Annualized Salary x 2006 Target % x Individual Modifier) x 95%
Example: Tier 2 employee; earning a $150,000 annualized salary; receiving a “3” performance rating; bonus pool funding at 95%

$150,000	Annualized Salary
x .17	2006 Target at AOP
x 1.00	Individual Performance Modifier

$25,500
x .95	95% Bonus Pool Funding

$24,225	Sample Payout Amount
2006 Additional Incentive
Accomplishment of the Company’s growth objective is dependent on the ability to both gain share in our “Core Markets” of Semiconductors, Flat Panel Display, Data Storage, Architectural Glass/Industrial Coatings and on penetrating emerging and new markets using the company’s core technology and products.
If the terms of one or both of the objectives detailed below are achieved an additional bonus pool or pools will be funded.

Objective 1: Strategic share gain at a key customer as defined by the Board
If either of the following conditions are met, a bonus pool will be funded:
•	Revenue growth with the identified key customer from 2005 to 2006 is twice that of the forecasted growth for the total company (greater than 25% increase) OR

•	Achievement of at least one critical design win currently pending with the customer on or before December 31, 2006. Design win is defined as initial shipment for revenue to an end-user.
Objective 2: Revenue from New and Emerging Markets
If the following condition is met, a bonus pool will be funded:
•	Revenue in excess of $10M generated in new and emerging markets.
If either or both of the objectives are achieved, the resulting bonus pool will be allocated as a percentage of year end base salary as follows:

	Estimated Target if	Estimated Target if
	One Objective	Both Objectives
Tier Level	Achieved	Achieved
1 — CEO	35%	70%
1 — EVP	25%	50%
2	15%	30%
Additions and changes to the tier 1 and 2 population will result in adjusted target percentages as the total payments cannot exceed the total funded bonus pool.
Method and Timing of Payment
Bonus payments, if any, are paid as soon as practicable after the fiscal year-end review and authorization of the payments by the AE Board of Directors or a committee thereof. The payment will be taxed at the flat IRS rate plus applicable state rates for bonus payments. For all benefits purposes such as Short-term Disability, Long-term Disability or Life Insurance, earnings and/or income is defined by the plan documents governing those plans. Incentive awards are considered eligible earnings for 401(k) contributions if the employee has previously elected a bonus deferral percentage.
General
The Company reserves the right to define Company performance and individual performance and to review, revise, amend, or terminate the Plan at any time without notice at its sole discretion. Only the Board has the ability to modify the Plan, and all modification to the Plan must be in writing and approved by the Board. This Plan document supersedes any previous document you may have received.
This Plan does not constitute a guarantee of work, job status or employment for any period of time. Your employment at Advanced Energy Industries, Inc. is at will and either you or the company may terminate the relationship at any time. This document is not intended to create a contract of employment, express or implied.
Any questions regarding this Plan should be directed to the Human Resources department or the Senior Vice President, Human Resources.

Acknowledgement
I understand and accept the terms of the Advanced Energy Industries, Inc. 2006 Leadership Performance Incentive Plan.

Participant:	Issued by:

Employee Signature	Manager Signature

Employee Printed Name	Manager Printed Name

Date	Date